Exhibit 99.1


                             AUDIT COMMITTEE CHARTER

This charter shall be reviewed and updated annually and any change approved by the board of directors.

ROLE AND INDEPENDENCE

The audit committee of the board of directors assists the board in fulfilling is responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the corporation and other such duties as directed by the board. The membership of the committee shall consistent of at least three directors who are generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise. Each member shall be free of any relationship that, in the opinion of the board, would interfere with his or her individual exercise of independent judgment and shall meet the director independence requirements for serving on all audit committees as set forth in the corporate governance standards of NASDAQ. The committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent accounts, and the management of the corporation. In discharging this oversight role, the committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

The board of directors shall appoint one member of the audit committee as chairperson. He or she shall be responsible for leadership of the committee, including preparing the agenda, presiding over the meetings, making committee assignments and reporting to the board of directors. The chairperson will also maintain regular liaison with the CEO, CFO and the lead independent audit partner.

RESPONSIBILITIES

The audit committee's primary responsibilities include:

     * Recommending to the board the independent accountant to be selected or restrained to audit the financial statements of the corporation. In so doing, the committee will request from the auditor is in fact independent, discuss with the auditor any relationships that may impact the auditor's independence, and recommend to the board any actions necessary to oversee the auditor's independence.

     * Overseeing the independent auditor relationship by discussing with the auditor the nature and rigor of the audit process, receiving and reviewing audit reports, and providing the auditor full access to the committee (and the board) to report on any and all appropriated matters.

     * Reviewing the audited financial statements and discussing them with management and the independent auditor. These discussions shall include consideration of the quality of the Company's accounting

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          principles as applied in its financial reporting, including review of estimates, reserves and accruals, review of judgmental areas, review of audit adjustments whether or not recorded and such other inquires as may be appropriate. Based on the review, the committee shall make its audit recommendation to the board as to the inclusion of the company's audited financial statements in the company's annual report on Form 10-K.

     * Reviewing with management and the independent auditor the quarterly financial information prior to the company's filing of Form 10-Q. This review may be performed by the committee or its chairperson.

     * Discussing with management and the external auditors the quality and adequacy of the company's internal controls.

     * Discussing with management and the board the status of pending litigation, taxation matters and other areas of oversight to the legal and compliance area as may be appropriate.

     * Reporting audit committee activities to the full board and issuing annually a report to be included in the proxy statement (including appropriate oversight conclusion) for submission to the shareholders.

MEETINGS

The Committee will hold periodic meetings and a minimum of one regular annual review meeting. (THE PRESIDENT, CHIEF EXECUTIVE OFFICER, VICE PRESIDENT OF FINANCE AND/OR CHIEF FINANCIAL OFFICER) may attend any meeting of the Committee, except for portions of the meetings where his, her or their presence would be inappropriate, as determined by the Committee Chairman.

MINUTES AND REPORTS

Minutes of each meeting of the Committee shall be kept and distributed to each member of the Committee, members of the Board who are not members of the Committee and the Secretary of the Company. The Chairman of the Committee shall report to the Board from time to time, or whenever so requested by the Board.

GENERAL

The powers of the Committee shall be limited, and all activities of the Committee shall be governed by the provisions of the Bylaws of the Company.

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